Exhibit 10.4

DIVIDEND REINVESTMENT PLAN

OF

GSV GROWTH CREDIT FUND INC.

Effective as of [  ], 2016

GSV Growth Credit Fund Inc., a Maryland corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to cash dividend distributions declared by its Board of Directors on shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

1.          Unless a stockholder specifically elects to receive cash pursuant to paragraph 4 below, all cash dividend distributions hereafter declared by the Company’s Board of Directors shall be reinvested by the Company in the Company’s Common Stock on behalf of each stockholder, and no action shall be required on such stockholder’s part to receive such Common Stock.

2.          Such cash dividend distributions shall be payable on such date or dates (each, a “Payment Date”) as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the cash dividend distributions involved.

3.          Prior to the initial public offering of the Common Stock that may occur, the Company intends to use primarily newly issued shares of its Common Stock to implement the Plan. The number of shares of Common Stock to be issued to a stockholder that has not elected to receive its dividends in cash in accordance with paragraph 4 below (each, a “Participant”) shall be determined by dividing the total dollar amount of the distribution payable to such Participant by the net asset value per share of the Company’s Common Stock as of the valuation date fixed by the Board of Directors for such dividend (such date, the “Valuation Date,” and such net asset value, the “Reference NAV”). After an initial public offering of the Common Stock, if any, (i) if the Plan is implemented through the issuance of newly issued shares of the Common Stock, the number of shares of Common Stock to be issued to a Participant shall be determined by dividing the total dollar amount of the distribution payable to such Participant by the market price per share of Common Stock on the relevant Valuation Date, or (ii) if the Plan is implemented through the purchase of existing shares of Common Stock, the number of shares of Common Stock to be issued to a Participant shall be determined by dividing the total dollar amount of the distribution payable to such Participant by the average purchase price per share of Common Stock of all shares of Common Stock purchased with respect to that dividend or distribution. The number of shares to be issued to a Participant pursuant to this paragraph 3 shall be rounded downward to the nearest whole number to avoid the issuance of fractional shares, it being understood that any fractional share otherwise issuable to a Participant but for this proviso shall instead be paid to such Participant in cash as further provided in paragraph 5 below.

4.          A stockholder may elect to receive any portion of its cash dividend distributions in cash. To exercise this option, such stockholder shall notify GSV Growth Credit LLC (the “Plan Administrator”), in writing so that such notice is received by the Plan Administrator no later than 10 days prior to the record date fixed by the Board of Directors for the first distribution such stockholder wishes to receive in cash. Such election shall remain in effect until the stockholder shall notify the Plan Administrator in writing of such stockholder’s desire to change its election, which notice shall be delivered to the Plan Administrator no later than 10 days prior to the record date fixed by the Board of Directors for the first distribution for which such stockholder wishes its new election to take effect.

5.          Shares of Common Stock issued pursuant to the Plan in connection with any cash dividend shall be issued to each Participant (i) in the event that the applicable Reference NAV has been approved by the Company’s Board of Directors (or a committee thereof) prior to the Payment Date of such cash dividend, on the Payment Date or (ii) otherwise, promptly upon the date such approval has been provided by the Company’s Board of Directors. All shares of Common Stock issued pursuant to the Plan shall be issued in non-certificated form and shall be credited to such Participant on the books and records of the Company. Cash payable to a Participant in lieu of fractional shares pursuant to paragraph 3 shall be paid contemporaneously with the issuance of such shares in connection with such cash dividend.

6.          The Plan Administrator will confirm to each Participant each issuance of shares made to such Participant pursuant to the Plan as soon as practicable following the date of such issuance.

7.          The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company. There will be no brokerage charges or other charges to stockholders who participate in the Plan.

8.          The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to the effectiveness of such termination.

9.          These terms and conditions may be amended or supplemented by the Company at any time. Any such amendment or supplement may include an appointment by the Plan Administrator in its place and stead of a successor agent under the terms and conditions agreed upon by the Company, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator as agreed to by the Company.

10.         The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors.

11.         These terms and conditions shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.